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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

1.  Scopus Technology, UK Ltd.
        Company Incorporated under the laws of England.

2.  Scopus Technology Canada, Inc.
        Company Incorporated under the laws of Canada.

3.  Scopus Technology France S.A.R.L.
        Company Incorporated under the laws of France.